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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: February 20, 2001


                                 BROADWING INC.
             (Exact name of registrant as specified in its charter)


           Ohio                           1-8519                 31-1056105
(State or other jurisdiction     (Commission File Number)       (IRS Employer
     of incorporation)                                       Identification No.)


          201 East Fourth Street
             Cincinnati, Ohio                                      45202
(Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (513) 397-9900

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FORM 8-K                                                          BROADWING INC.


ITEM 5. OTHER EVENT.

     On February 20, 2001, Broadwing Inc. (NYSE:BRW) announced a reorganization of the activities of several of its Cincinnati based subsidiaries, including Cincinnati Bell Telephone Company, Cincinnati Bell Wireless Company, Cincinnati Bell Any Distance Inc. and Cincinnati Bell Directory Inc. The reorganization is intended to create one centralized Cincinnati Bell presence for its customers. In connection with this reorganization, a dedicated product development team has been created to develop new solutions based on customer needs, the size of the reorganized units' sales force will be significantly increased, and there has been a 3% reduction in the number of support positions across the separate subsidiaries, primarily in areas such as finance, accounting, engineering and administration. Employees whose positions have been eliminated have been provided severance packages and career assistance.

     The foregoing events will result in a non-recurring restructuring charge of approximately $10 million.

     In addition, on February 21, 2001, Broadwing Inc. announced that Jeffrey C. Smith, Chief Legal and Administrative Officer, would assume the duties of General Counsel and Corporate Secretary, effective immediately. In addition to serving as General Counsel and Corporate Secretary, Mr. Smith will continue to oversee all regulatory, public affairs, human resources, administration and legal departments for Broadwing. Mr. Smith succeeds former General Counsel and Corporate Secretary Thomas E. Taylor, who has retired from the company.

     A copy of the press releases regarding the foregoing events are attached as exhibits.

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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (C)

          (i) Exhibit 99(i) - Press Release of Broadwing Inc. dated February 20, 2001.

          (ii) Exhibit 99(ii) - Press Release of Broadwing Inc. dated February 21, 2001.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     BROADWING INC.


                                     By: /s/ Jeffrey C. Smith
                                         --------------------------------------
                                         Jeffrey C. Smith
                                         General Counsel and Corporate Secretary



Date: February 23, 2001